Exhibit 10.15

EFS/DVS/NDA20130307

CONFIDENTIAL DISCLOSURE AGREEMENT

By and between:

The ETABLISSEMENT FRANÇAIS DU SANG, French National Blood Service, a public establishment, located at 20 avenue du Stade de France - 93218 La Plaine Saint Denis Cedex, FRANCE, represented by its President Monsieur François TOUJAS, duly authorized for the purposes hereof, hereinafter referred to as the "EFS";

(hereinafter referred to as “EFS”)

And

DanDrit Biotech A/S, a Danish company, having its registered office at Symbion Science Park, Fruebjergvej 3 Box 62, 2100 Copenhagen, Denmark, represented by Eric LEIRE, in his/her capacity as chief executive officer (CEO), duly authorized for the purposes hereof,

(hereinafter referred to as “DanDrit”)

EFS and DanDrit are hereinafter individually referred to  as the “Party” and  collectively as the “Parties”.

RECITALS

WHEREAS, the researchers of EFS have generated, from a patient with PDC leukaemia, cell lines that can be used to generate human cells with characteristics similar to plasmacytoid dendritic cells (pDCs). The researchers of EFS have further demonstrated that these pDCs behave as efficient antigen presenting cells in preclinical trials. The patents and patent applications concerning this technology have been assigned to EFS and EFS is responsible for the commercialisation thereof.

WHEREAS, EFS is interested in developing therapeutic applications of pDCs and is entering a phase I clinical trial on Melanoma.

WHEREAS, DanDrit is interested in developing a cancer vaccine for advanced colorectal cancer.

EFS and DanDrit wish to disclose certain information for the sole purpose of enabling them to evaluate their interest to collaborate in the performance of developing therapeutic applications of pDCs as well as the scope of their collaboration, all in accordance with the terms and conditions set forth below.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	PURPOSE

1.1.
The purpose of this agreement (the “Agreement”) is to set forth the terms and conditions under which EFS and DanDrit may exchange Confidential Information (as this term is defined in Section 2 below) within the context described in the recitals and to set forth the rules relating to their use and protection.

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1.2.
The disclosure of Confidential Information by a Party to the other is made for evaluation purposes only (of their interest to collaborate) and solely in connection with the development of therapeutic applications of pDCs.

1.3.
Under this Agreement, each Party disclosing (the “Discloser”) shall only communicate to the other Parties (the “Recipients”) Confidential Information deem necessary to implement the development of therapeutic applications of pDCs and the Recipients undertake to use it for implementation purposes only.

2.	SCOPE OF CONFIDENTIAL INFORMATION

2.1.
As used herein, “Confidential Information” means information of any nature, administrative, scientific, medical, technical or non-technical, financial or business, experimental work, knowledge, researches, know how, technology, data, concepts, processes methods and specifications or other expertise, whether or not patentable, furnished by Discloser to Recipients, either directly or indirectly, by any and all means, and on any media relating to the development of therapeutic applications of pDCs during the terms of the Agreement.

2.2.	Confidential Information also includes the existence and the content of the Agreement.

2.3.	Confidential Information released to Recipients shall be considered to be remitted in confidence and shall remain strictly confidential.

2.4.	Confidential Information shall not include information that:

(i)	was rightfully in Recipients’ possession prior to disclosure by Discloser, as evidenced by written records;

(ii)	is or becomes publicly known without wrongful act or breach of this Agreement;

(iii)	is rightfully received by Recipients from a third party without breach of any confidentiality obligation;

(iv)	is independently developed by employees or agents of Recipients;

(v)	is approved for release by prior written authorization by Discloser;

(vi)
are communicated by Recipients to their consultants, lawyers or expertsprovided these consultants, lawyers or experts are bound by secrecy and/or confidentiality obligations pursuant to their professional and ethical rules; or

(vii)
is disclosed pursuant to the order or requirement of a court, administrative agency or other governmental body;provided, however, that the Party subject to such order or requirement shall provide prompt notice of such court order or requirement to the discloser to enable such Party to seek a protective order or otherwise prevent or restrict such disclosure and shall limit the disclosure of Confidential Information to the utmost minimum.

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3.	USE OF CONFIDENTIAL INFORMATION

3.1.
Each Recipient undertakes for the term of this Agreement and for the period defined inSection 4 hereunder to keep strictly confidential and not disclose nor use any  of the Discloser’s Confidential Information either directly or indirectly to any third party, including its subcontractor or any person other than those described in Section 3.1 hereunder without the prior written authorization from Discloser and provided this third party has previously agreed to be bound by the same confidentiality and non-use obligations as set forth herein.

3.2.
Recipients may disclose Confidential Information only to such of their own employees or agents who may be involved in the development of therapeutic applications of pDCs on a need to know basis, provided they are made aware of the confidentiality of the Confidential Information and they agreed to be bound by the same confidentiality and non-use obligations as set forth in this Agreement.

3.3.	Each Recipient shall store Confidential Information under secure conditions to preclude an unauthorized access or disclosure.

3.4.
Recipients warrant that their employees or agents defined inSection 3.2 above will comply with the provisions of this Agreement and shall assume full responsibility and liability to the Discloser for any breach of the Agreement by their employees or agent. Recipients declare that they have taken or will take all necessary measures from their employees or agent to allow them to comply with the Agreement.

3.5.
Each Recipient shall immediately notify the Discloser in writing by registered letter with acknowledgment of receipt of any misappropriation or misuse by any person of Confidential Information as soon as it becomes known and will provide all possible assistance to the injured Party in order to minimize the effects of such breach of confidentiality.

3.6.	Recipients shall not be entitled to make any use of Confidential Information, except as explicitly set forth herein, without separate written agreement that effect.

3.7.
Recipients shall not copy or duplicate any materials containing Confidential Information except as necessary to evaluate their interest to collaborate to the development of therapeutic applications of pDCs.

4.	DURATION

4.1.	This Agreement shall retroactively enter in force uponMarch, 15th, 2013 and remain in full force and effect during twelve (12) months following such date.

4.2.	However, each Party may terminate this Agreement at any time by thirty (30) days prior written notice addressed by registered letter to the other Parties.

4.3.
Notwithstanding the expiration or termination of this Agreement for whatever reason, the confidentiality and non-use obligations set forth herein shall survive for a period of ten (10) years from the expiry or termination thereof.

5.	PROPERTY

5.1.
Confidential Information disclosed by Discloser to Recipients under this Agreement, as well as any copy, reproduction or duplication, duly authorized, made for evaluation purposes of the development of therapeutic applications of pDCs only, as well as all rights thereto shall remain Discloser’s exclusive property, without prejudice to the rights of third parties.

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6.	LIMITS OF THE AGREEMENT

This Agreement shall not:

(i)	obligate either Party to enter into any further agreement;

(ii)	establish a waiver, by Discloser, as regards the protection of Confidential Information by means of a patent, or by any and all other intellectual property rights;

(iii)	establish an assignment, a license by Discloser, of any and all rights over this information for Recipient.

7.	WARRANTY

7.1.	The Discloser acknowledges and warrants that it is duly authorized to disclose Confidential Information to Recipients within the scope of this Agreement.

7.2.	This Agreement does not contain any representation or warranty as to the completeness or accuracy of Confidential Information and neither Party has any such liability to the other Parties.

8.	RETURN OF CONFIDENTIAL INFORMATION

Recipients shall return all materials containing Confidential Information (without retaining any copy thereof), within fifteen (15) days as from: (i) Discloser’s request; or (ii) upon the date of expiration or termination of the Agreement.

9.	NON EXCLUSIVITY

Subject to the above provisions, the Agreement does not restrict the capacity of each Party to enter into relationship or to work with a third party.

10.	FINAL DISPOSITIONS

10.1
This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof. It cancels and replaces any written or verbal arrangements, correspondence, documents or agreements entered into or communicated by the Parties beforehand and having the same or a similar subject matter as that of the Agreement.

10.2
Should one or several provisions of this Agreement be held to be void or invalid by a final decision of a competent court, the other provisions of the Agreement will remain in full force and effect and this void or invalid provision will be disregarded.

10.3	No amendment to this Agreement will be effective or binding unless it is reduced in writing commonly agreed by the Parties and signed by their duly authorized representatives.

10.4
The Parties represent that the Agreement have been entered intointuitu personae. Therefore, neither Party may assign or transfer any or all of its rights and duties deriving from this Agreement without written prior consent of the other Party.

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11.	APPLICABLE LAW AND JURISDICTION

11.1.	This Agreement shall be governed in accordance with the laws of France, excluding conflictlaw’s principles.

11.2.
Any dispute arising under this Agreement which cannot be resolved amicably within two (2) months as from a written notice addressed by the complaining Party by registered letter with acknowledgement of receipt to the other Party(ies) shall be submitted to the exclusive jurisdiction of the competent courts of France.

Executed in                               , in two (2) original copies,

EFS	DanDrit
By: François TOUJAS President Date: /03/2013	By: /s/ Eric Leire Name: Eric LEIRE Title: CEO Date: March 8th, 2013

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